                            GAS PROCESSING AGREEMENT
                        (Kenova, Boldman and Cobb Plants)

     This Gas Processing Agreement ("Agreement") is made and entered into this ____ day of ______, 2002, by and between MARKWEST ENERGY APPALACHIA, L.L.C., a Delaware limited partnership ("MEA"), and MARKWEST HYDROCARBON, INC., a Delaware corporation ("MarkWest"). MEA and MarkWest may be referred to individually as "Party", or collectively as "Parties".

     Section 1. SCOPE OF AGREEMENT AND GENERAL TERMS AND CONDITIONS. MarkWest agrees to deliver Gas and MEA agrees to receive and process Gas for extraction of liquefiable hydrocarbons, and redeliver Residue Gas and Plant Products to MarkWest, all in accordance with this Agreement. This Agreement incorporates and is subject to all of the General Terms and Conditions attached hereto, together with any other Exhibits attached hereto.

     Section 2. EFFECTIVE DATE. The date on which the obligations and duties of the Parties shall commence, being the "Effective Date", shall be _______________, 2002.

     Section 3. TERM. This Agreement shall remain in full force and effect from the Effective Date for a period of 10 years (the "Primary Term"), and shall continue thereafter on a year-to-year basis until terminated by either Party by providing at least 60 days written notice to the other Party in advance of the termination of the Primary Term or of any one-year extension thereof.

     Section 4. FEES AND CONSIDERATION.

     A. As full consideration for the services provided by MEA, MarkWest shall pay the following fees and MEA shall make the following deliveries:

          i. MarkWest shall pay MEA a fee ("Processing Fee") equal to the Receipt Point Volume (expressed in Mcf) multiplied by $*.

          ii. A portion of the Processing Fee specified above, shall be adjusted annually. On an annual basis, *% of the then effective Processing Fee shall be adjusted in proportion to the percentage change, from the preceding year, in the Producer Price Index for Oil and Gas field services (SIC 138) as published by the Department of Labor ("PPI"). The adjustment of the Processing Fee shall be made effective upon each anniversary of the Effective Date and shall reflect the percentage change in the PPI as it existed for the immediately preceding January from the PPI for the second immediately preceding January. In no event will the adjustment result in a decrease of the Processing Fee from the last effective amount of the Processing Fee.

          iii. MEA shall redeliver the Plant Products extracted from MarkWest's Gas to the Plant Products Delivery Points for fractionation under the terms of that certain Fractionation Agreement between MEA and MarkWest, of even date herewith; and, shall redeliver the Residue Gas remaining from MarkWest's Gas to the Redelivery Point.

                    *Denotes Confidential Portion Omitted and
                      Filed Separately with the Commission

     Section 5. SPECIAL PROVISIONS. MarkWest is a party to the Operating Agreements, as defined herein. MarkWest agrees to use its reasonable efforts as may be required to enforce the provisions of the Operating Agreements for the benefit of MEA.

     Section 6. NOTICES. All notices, statements, invoices or other communications required or permitted between the Parties shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery, or facsimile to the other Party at the designated address or facsimile numbers. Normal operating instructions can be delivered by telephone or other agreed means. Notice of events of Force Majeure may be made by telephone and confirmed in writing within a reasonable time after the telephonic notice. Monthly statements, invoices, payments and other communications shall be deemed delivered when actually received. Either Party may change its address or facsimile and telephone numbers upon written notice to the other Party:

     MarkWest:

          Address:  155 Inverness Drive West, Suite 200
                    Englewood, Colorado 80112
                    Attn: Contract Administration
                    Fax: (303) 290-8769


     MEA:

          Address:  155 Inverness Drive West, Suite 200
                    Englewood, Colorado 80112
                    Attn: Contract Administration
                    Fax: (303) 290-8769

     Section 7. EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be considered and original, and all of which shall be considered one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above.


                                        MARKWEST HYDROCARBON, INC.


                                        By:
                                            -----------------------------
                                        Name:
                                        Title:



                                        MARKWEST ENERGY APPALACHIA, L.L.C.


                                        By:
                                            -----------------------------
                                        Name:
                                        Title:

                          GENERAL TERMS AND CONDITIONS
                   ATTACHED TO AND MADE A PART OF THAT CERTAIN
                            GAS PROCESSING AGREEMENT
                                     BETWEEN
                    MARKWEST HYDROCARBON, INC., AS "MARKWEST"
                                       AND
                  MARKWEST ENERGY APPALACHIA, L.L.C., AS "MEA"
                                     DATED:

ARTICLE 1: DEFINITIONS

ACCOUNTING PERIOD. The period commencing at 10:00 a.m., Eastern Time, on the first day of a calendar month and ending at 10:00 a.m., Eastern Time, on the first day of the next succeeding month.

BTU. The British thermal unit as defined by Columbia's FERC Gas Tariff.

COLUMBIA. Columbia Gas Transmission Corporation.

CUBIC FOOT. The volume of Gas contained in one Cubic Foot of space at a standard pressure base of 14.73 pounds per square inch absolute (psia) and a standard temperature base of 60(degrees) F.

DEKATHERM or DTH. A dekatherm as defined in Columbia's FERC Gas Tariff, currently defined as one million Btus.

FORCE MAJEURE. Compliance with any law, order or regulation, whether valid or invalid, of any governmental authority or of any person purporting to act therefor or by any act or condition not within the reasonable control of the Party whose performance is interfered with and which by the exercise of reasonable diligence said Party is unable to prevent, including but not limited to revolutions or other disorders, wars, acts of enemies, embargoes or other import or export restrictions, strikes, lockouts or other industrial disturbances, fires, storms, floods, acts of God, explosions or Mechanical or Physical Failure of MEA's, Columbia's or MarkWest's equipment or facilities.

GAS. All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state at the Receipt Point.

GROSS HEATING VALUE. Heating Value as defined in Columbia's FERC Gas Tariff, currently defined as the gross heating value on a dry basis, which is the number of British thermal units produced by the complete combustion at constant pressure of the amount of dry gas (gas containing no water vapor) that would occupy a volume of one Cubic Foot at 14.73 psia and 60(Degree) F with combustion air at the same temperature and pressure as the gas, the products of combustion being cooled to the initial temperature of the gas and air, and the water formed by combustion condensed to the liquid state.

HHV/DRY BASIS. Higher heating value (gross) which is utilized by the natural gas industry as a standard for expressing heating value content of a gas stream.

INCIDENTAL LOSSES OR GAINS. The incidental losses of Gas and/or Plant Products incurred in MEA's facilities, or the losses or gains of Gas and/or Plant Products incurred due to variations in measurement equipment.

INDEMNIFYING PARTY and INDEMNIFIED PARTY. As defined in Article 8, below.

LOSSES. Any actual loss, cost, expense, liability, damage, demand, suit, sanction, claim, judgment, lien, fine or penalty which are incurred by the applicable Indemnified Party on account of injuries

                        1 of General Terms and Conditions

(including death) to any person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the Indemnifying Party has indemnified the applicable Indemnified Party.

LOST AND UNACCOUNTED FOR GAS. Any Gas lost or otherwise not accounted for incident to or occasioned by the gathering, treating, processing, or compressing and redelivery, as applicable of Gas, including Gas released through leaks, instrumentation, relief valves, unmeasured flares, ruptured pipelines, and blow downs of pipelines, vessels, and equipment.

MARKWEST'S GAS. All Gas as to which MarkWest has the right to process or have processed at the Processing Plant.

MCF. 1,000 Cubic Feet.

MMBTU. 1,000,000 Btu's.

MMCF. 1,000,000 Cubic Feet.

OPERATING AGREEMENTS. That certain Kenova Operating Agreement dated October 16, 1999, that certain Boldman Operating Agreement dated October 16, 1999, and that certain Cobb Operating Agreement dated October 16, 1999, all between Columbia and MarkWest, and as from time to time amended.

PLANT PRODUCTS. Ethane, propane, iso-butane, normal butane, iso-pentane, normal pentane, pentanes plus, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane included in any Plant Products, which are separated, extracted, or condensed from Gas processed in the Processing Plant.

PLANT PRODUCTS DELIVERY POINT. The point at which Plant Products are delivered to MarkWest, or for the account of MarkWest, being (i) at the Kenova Processing Facility, the inlet flange of the pipeline at the tailgate of the Kenova Processing Facility, and (ii) at the Boldman and Cobb Processing Facilities, into tank trucks.

PROCESSING PLANTS. Collectively, the Kenova, Boldman and Cobb extraction plants, owned by MEA, including the natural gas liquids extraction plant, and such other assets, including piping, tanks, machinery, valves, concrete foundations, buildings, structural steel, fixtures, equipment and facilities, located at the sites of the foregoing facilities which are unique and/or specifically used and required for the extraction and processing of natural gas. Each of which are individually referred to as the "Kenova Processing Facility", the Boldman Processing Facility", and the "Cobb Processing Facility".

PROCESSING PLANT FUEL. All Gas measured and utilized as fuel in the Processing Plant.

RECEIPT POINT. As applicable, (i) for the Kenova Processing Facility, the inlet flange of Columbia's Measuring Station No. 803958 located on the inlet/upstream side of the Kenova Facility, (ii) for the Boldman Processing Facility, the point on the inlet piping to the Boldman Processing Facility where it crosses the lease boundary, and (iii) for the Cobb Processing Facility, the point located at the outlet flange of Valve C3-51 which is upstream of the inlet gas cooler.

RECEIPT POINT VOLUME. The volume of the Gas delivered to MEA by MarkWest at each Receipt Point as determined as follows:

     (a) For the Kenova Processing Facility, as measured by Columbia at Columbia's Measuring Station 803958, including any Gas previously processed at the Boldman Processing Facility that is subsequently delivered to the Kenova Processing Facility, less the estimated amount of any Gas bypassed around the Kenova Processing Facility;

                        2 of General Terms and Conditions

     (b) For the Boldman Processing Facility, as measured by Columbia at Columbia's Measuring Station 806398, less (i) the estimated amount of Gas used for recycle Gas in the operation of the Boldman Processing Facility, and (ii) less the estimated amount of any Gas bypassed around the Boldman Processing Facility;

     (c) For the Cobb Processing Facility, as measured by Columbia at Columbia's Measuring Station 805414.

REDELIVERY POINT. As applicable, (i) for Kenova Processing Facility, the inlet flange of Columbia's Measuring Station No. 803957 located on the outlet/downstream side of the Kenova Processing Facility, (ii) for the Boldman Processing Facility, the point on the residue piping from the Boldman Processing Facility where it crosses the lease boundary, and (iii) for the Cobb Processing Facility, the inlet flange of Columbia Meter No. 5246 downstream of a gas separator installed at the Cobb Processing Facility.

RESIDUE GAS. That portion of the Gas delivered to the Processing Plants that remains after processing, including after Processing Plant Fuel and Lost and Unaccounted For Gas.

THERMAL CONTENT. For Gas, the product of the measured volume in Mcf's multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtu's; and for a liquid, the thermal content shall be determined in accordance with the applicable provisions of the Operating Agreements.

ARTICLE 2: MARKWEST COMMITMENTS

2.1. MarkWest hereby commits and agrees to deliver at the Receipt Points all of MarkWest's Gas that Columbia is required to deliver to the Processing Plants under the terms of the Operating Agreements.

2.2. Except as permitted under the Operating Agreements, MarkWest will not process, or cause to be processed, any of MarkWest's Gas for recovery of liquefiable hydrocarbons, prior to delivery at the Receipt Point.

2.3 MarkWest shall furnish and be responsible for the portion of Processing Plant Fuel necessary for processing MarkWest's Gas delivered to MEA under this Agreement.

ARTICLE 3: OPERATION OF MEA'S FACILITIES

3.1. Subject to the other provisions of this Agreement, MEA agrees to accept and process at its sole risk and expense, at all of MarkWest's Gas tendered at the Receipt Point, up to the then-existing design capacity of the Processing Plant. MEA shall redeliver for the account of MarkWest or for the account of parties designated by MarkWest, Residue Gas from the Processing Plant meeting the quality specifications set forth in Article 4, below.

3.2 MEA shall deliver all Plant Products attributable to MarkWest's Gas that are recovered or extracted at the Processing Plants to MarkWest at the tailgate of the applicable Processing Plants, for further transportation to MEA's Siloam Fractionator facility for fractionation under that certain Fractionation Agreement between MEA and MarkWest, of even date herewith.

3.3. In the event the volumes delivered to any Processing Plant exceed the then-existing plant design capacity, which is currently 160 MMcf per day at the Kenova Processing Facility, 70 MMcf per day at the Boldman Processing Facility, and 35 MMcf per day at the Cobb Processing Facility, MEA nonetheless shall use its reasonable, diligent efforts to process all Gas that is delivered by MarkWest to or as near as

                        3 of General Terms and Conditions
possible to the Residue Gas quality specifications contained in Article 4. If at any time the volumes delivered to any Processing Plant exceed, by a daily average of five percent (5%) for sixty (60) days during any ninety (90)-day period, the volume that can be processed to the Residue Gas quality specifications pursuant to Article 4, MEA shall promptly commence and diligently prosecute the necessary work to increase the capacity of the Processing Plant to process the additional gas flow.

3.4 All Incidental Losses and Gains incurred at each Processing Plant shall be allocated to MarkWest and other parties for whom MEA is processing Gas at such Processing Plant.

ARTICLE 4: GAS QUALITY

4.1. INLET QUALITY. The inlet gas delivered to MEA at each Receipt Point shall meet the applicable specifications set forth on Exhibit A, attached hereto.

4.2 MEA will accept natural gas meeting Columbia's FERC Gas Tariff specifications for H2S and total sulfur. In the event MarkWest delivers natural gas with H2S and/or total sulfur which is in excess of Columbia's FERC Gas Tariff quality specifications, then upon notice from MEA, MarkWest will endeavor to cause Columbia to identify the source of the excess and take appropriate action to bring natural gas back into quality specifications. MEA will be responsible for any and all testing expenses and costs associated with or relating to this Section 4.2.

4.3 RESIDUE QUALITY. MEA shall process and dehydrate the natural gas stream made available by MarkWest to meet or exceed the applicable Residue Gas quality specified on Exhibit B, attached hereto, or to such lesser specifications as to which Columbia will accept the Residue Gas.

4.4 The failure of MEA to meet the corresponding quality specifications as set forth in this Article 4, shall not be deemed a default or a penalty under the provisions of this Agreement during the time or times that (a) the inlet gas delivered to MEA at the Receipt Point does not meet one or more of the specifications set forth in Section 4.1, (b) the volume of gas delivered to the Receipt Point exceeds the then-existing design capacity of the Processing Plant, provided that MEA is in compliance with the requirements of Section 3.3, or (c) with respect to the Kenova Processing Plant only, Columbia accepts gas from Kentucky-West Virginia Gas Company near Columbia's current Beaver Creek compressor station and flows more than 25,000 Mcf/d of that gas to the Processing Plant through Line P. This provision shall be MEA's sole remedy for MarkWest's failure to meet the inlet quality specifications set forth in Section 4.1.

ARTICLE 5: MEASUREMENT EQUIPMENT AND PROCEDURES

5.1. All Gas measurements required hereunder shall be made with equipment furnished, installed, operated, and maintained by Columbia in accordance with Columbia's Gas Tariff and applicable standards of the American Gas Association, and the provisions of the applicable Operating Agreements.

5.2 MEA shall have the right to install such measuring facilities comprised of equipment of standard make to be furnished, installed, operated, and maintained in accordance with the recommendations contained in ANSI/API 2530 as then published for the purposes of measuring the Receipt Point Volumes at any or all of the Processing Plants. If MEA installs any such measuring facilities, those facilities shall be the primary meters for determining Receipt Point Volumes and the measuring facilities of Columbia shall be considered as check measurement facilities.

                        4 of General Terms and Conditions

5.3 Additionally, if Columbia discontinues the measurement of inlet volumes of Gas to any of the Processing Plants, MEA shall promptly install, maintain and operate inlet metering facilities comparable to those that Columbia had utilized.

5.4 If any measuring equipment used herein, whether belonging to Columbia or MEA, is out of service or, upon test, is found to be in error by an amount exceeding 2%, at a recording rate corresponding to the average rate of flow for the period since the last preceding test, then any preceding recordings of that equipment since the last preceding test shall be corrected to zero error for any period which is known definitely or agreed upon. If the period is not known definitely or agreed upon, the correction shall be for a period extending back one-half of the time elapsed since the last test. In the event a correction is required for previous deliveries, the volumes delivered shall be calculated by the first of the following methods which is feasible: (i) by using the registration of any check meter or meters if installed and accurately registering; or (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or (iii) by MarkWest estimating the quantity of delivery by deliveries during periods of similar conditions when the meter was registering accurately.

ARTICLE 6: PAYMENTS

6.1. MEA shall provide MarkWest with a statement explaining fully how all consideration due under the terms of this Agreement was determined not later than the 20th day of the Accounting Period following the Accounting Period for which the consideration is due.

6.2. Any sums due MEA under this Agreement shall be paid no later than the last day of the Accounting Period in which the statement under Section 6.1 is received.

6.3. Either Party, on 10 days prior written notice, shall have the right at its expense, at reasonable times during business hours, to audit the books and records of the other Party to the extent necessary to verify the accuracy of any statement, measurement, computation, charge, or payment made under or pursuant to this Agreement. A Party electing to audit ("Auditing Party") shall complete its audit within 3 months following the date on which the books and records of the other Party ("Audited Party") are first made available for inspection following the Auditing Party's notice of audit. Within that 3-month period, the Auditing Party shall submit, in writing, all exceptions disclosed by the audit to the Audited Party. The Audited Party shall have 30 days following receipt of the exceptions in which to respond in writing to the exceptions. If the Audited Party fails to respond within that 30-day period, the exceptions shall be deemed accepted and appropriate adjustments and settlements shall be made and, as applicable, paid. If the Parties are unable to reach agreement as to any exceptions to which the Audited Party timely responded within 30 days of the Audited Party's response, then either Party may submit the matter to arbitration in accordance with the provisions in Article 9.

ARTICLE 7: FORCE MAJEURE

7.1 Neither MarkWest nor MEA shall be held responsible for any losses resulting if the fulfillment of any terms or provisions shall be delayed or prevented wholly or in part by Force Majeure. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and such Party shall not be required to make settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the discretion of the Party having the difficulty. If by reason of any Force Majeure, supplies of either natural gas or natural gas liquids are curtailed or cut off,

                        5 of General Terms and Conditions
then neither Party shall be required to replace the hydrocarbons so curtailed or cut off nor shall either Party be required to make up deliveries omitted by reason of any of the above causes. If either Party is unable to fulfill the terms and conditions of this Agreement by reason of any such cause as provided in this Article, the Party rendered unable to perform hereunder shall give the other Party notice in writing as soon as reasonably possible after the occurrence of the cause relied on, setting forth the full particulars in connection therewith, and performance shall be suspended during the continuance of any inability so caused but for no longer period, and such cause, so far as possible, shall be remedied with all reasonable dispatch. This Agreement shall not be terminated by reason of any such cause set out above but shall remain in full force and effect and this Agreement shall not be extended regardless of any such curtailment or cessation. "Mechanical or Physical Failure," as used in the definition of Force Majeure, shall not be a Force Majeure cause or reason if such mechanical or physical failure was caused by or due to the negligence or willful misconduct of the Party claiming force majeure.

ARTICLE 8: LIABILITY AND INDEMNIFICATION; DEFAULT AND PENALTIES

8.1. As among the Parties hereto, MarkWest and any of its designees shall be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, until that Gas is delivered to the Receipt Point, and after the Residue Gas is redelivered to MarkWest at the Redelivery Point.

8.2. As among the Parties hereto, MEA and any of its designees shall be in custody, control and possession of the Gas hereunder, including any portion thereof which accumulates as liquids, after that Gas is delivered at the Receipt Point and until the Residue Gas is redelivered to MarkWest at the Redelivery Point.

8.3. Each Party ("Indemnifying Party") hereby covenants and agrees with the other Party, and its affiliates (except for the Indemnifying Party itself), and each of their directors, officers and employees ("Indemnified Parties"), that except to the extent caused by the Indemnified Parties' gross negligence or willful conduct, the Indemnifying Party shall protect, defend, indemnify and hold harmless the Indemnified Parties from, against and in respect of any and all Losses incurred by the Indemnified Parties to the extent those Losses arise from or are related to: (a) the Indemnifying Party's facilities; or (b) the Indemnifying Party's possession and control of the Gas.

8.4 In the event MEA, for any reason other than (a) suspension of operations by MEA necessary for turnaround time, maintenance or repair time, not to exceed more than thirty (30) days total per year, (b) conditions of Force Majeure, and
(c) reasons related to safety considerations and the integrity of the Processing Plants, fails to process the Gas at any of the Processing Plants to meet the specifications of this Agreement or interrupts the Plant Product process required under the terms and conditions of this Agreement, MEA shall pay to MarkWest a penalty of Five Thousand Dollars ($5,000) per day unless MarkWest can establish damages in excess of the Five Thousand Dollars ($5,000) per day, in which event MEA shall pay to MarkWest the actual amount of its damages, including all damages for which MarkWest is liable to Columbia resulting from MEA's failure. MEA shall make payment of such amounts within five (5) business days of receipt of written notice from MarkWest of such penalty amount.

8.5 In the event MEA (a) interrupts the Plant Product process at any Processing Plant for any reason, including without limitation, failure due to conditions of Force Majeure, and such interruption continues for a period of thirty (30) consecutive days and

                        6 of General Terms and Conditions
within such thirty (30) day period MEA fails to make good faith, diligent and continuous efforts to resume Plant Product processing as soon as reasonably possible; or (b) is otherwise in default of any of the terms, conditions, covenants, warranties or agreements contained herein, and which default continues for twenty five (25) days after written notice from MarkWest to MEA, if curable within twenty five (25) days, or if not curable within twenty five
(25) days and MEA has not commenced good faith, diligent and continuous efforts to cure within that 25-day period, MarkWest, at its sole discretion and in addition to any other legal or equitable remedy available, may:

(a) Satisfy any and all obligations of MEA connected directly or indirectly with this Agreement, including but not limited to any default of MEA under this Agreement, with reimbursement from MEA of any amount paid together with (i) attorneys fees and (ii) annual interest at the rate of 15%, if this rate is allowed by law, otherwise at the highest rate allowed by law and, if not reimbursed, such amount may be deducted (with attorneys fees and interest as above provided) by MarkWest from any amounts then or thereafter due MEA. These rights of reimbursement and deduction are in addition to MarkWest's rights to indemnity under this Agreement; and/or

(b) Seek interlocutory equitable relief against MEA, as MEA acknowledges and agrees that a default will cause irreparable harm and loss to MarkWest, in a form which will allow MarkWest, or any entity chosen by MarkWest, to complete the obligations of MEA herein at the sole risk, liability, cost and expense of MEA and, if not reimbursed, such amount may be deducted (with attorneys fees and interest as above provided) by MarkWest from any amounts then or thereafter due MEA. These rights of reimbursement and deduction are in addition to MarkWest's rights to indemnity under this Agreement; and/or

(c) Require MEA to specifically perform the terms, requirements and provisions of this Agreement.

ARTICLE 9: MISCELLANEOUS

9.1. The failure of any Party hereto to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party's privilege of exercising that right at any subsequent time or times.

9.2. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State where the applicable Processing Plant, at issue in the dispute, is located, without regard to choice of law principles.

9.3. This Agreement shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, including any assigns of MarkWest's Interests covered by this Agreement. No assignment of this Agreement shall be binding on either of the Parties until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other Party. Further, each assigning Party shall notify its assignee of the existence of this Agreement and obtain a ratification of this Agreement prior to such assignment. No assignment by either Party shall relieve that Party of its continuing obligations and duties hereunder without the express consent of the other Party.

9.4. Any change, modification or alteration of this Agreement shall be in writing, signed by the Parties; and, no course of dealing

                        7 of General Terms and Conditions
between the Parties shall be construed to alter the terms of this Agreement.

9.5 This Agreement, including all exhibits and appendices, contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no oral or other promises, agreements, warranties, obligations, assurances, or conditions precedent, affecting it.

9.6 NO BREACH OF THIS AGREEMENT OR CLAIM FOR LOSSES UNDER ANY INDEMNITY OBLIGATION CONTAINED IN THIS AGREEMENT SHALL CAUSE ANY PARTY TO BE LIABLE FOR, NOR SHALL LOSSES INCLUDE, ANY DAMAGES OTHER THAN ACTUAL AND DIRECT DAMAGES, AND EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO CLAIM ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES.

9.7 DISPUTE RESOLUTION. Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, by three (3) arbitrators, in accordance with the rules and procedures of the Judicial Arbiter Group ("JAG"); and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and any statute or rules, this Section shall control. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to JAG, that the Claimant elects to refer the Arbitrable Dispute to arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The Respondent shall notify the Claimant and JAG within thirty (30) Days after receipt of Claimant's notice, identifying the arbitrator the Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed (upon failure of a party to act within the time specified for naming an arbitrator, such arbitrator shall be appointed by the administrator's designee). MarkWest shall pay the compensation and expenses of the arbitrator named by or for it, MEA shall pay the compensation and expenses of the arbitrator named by or for it, and MarkWest and MEA shall each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must be neutral parties who have never been officers, directors, employees, contractors or agents of the parties or any of their Affiliates, must have not less than ten (10) years experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The parties shall have all rights of discovery in accordance with the Federal Rules of Civil Procedure. The hearing shall be commenced within thirty (30) Days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the laws of the State set forth in Section 9.2, above, and to the maximum extent allowed by law, in all arbitration proceedings the law of that State shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

                        8 of General Terms and Conditions

                                    EXHIBIT A

                        INLET GAS QUALITY SPECIFICATIONS

KENOVA PROCESSING FACILITY:

The inlet gas delivered to MEA at the Receipt Point shall meet the following specifications:

     Minimum Temperature:                        90 degrees F(1)
     Maximum Temperature:                        110 degrees F(2)
     Maximum Water Content:                      25 pounds/MMSCF
     Delivery Pressure Range @ Plant Inlet:      315 psig to 360 psig(3)


BOLDMAN PROCESSING FACILITY:

The inlet gas delivered to MEA at the Receipt Point shall meet the following specifications:

     Minimum Temperature:                        70 degrees F
     Maximum Temperature:                        110 degrees F(4)
     Maximum Water Content:

                    MMSCFD flow rate         lb/MMSCF
                          40                    91
                          50                    72
                          60                    60
                          70                    52

     Delivery Pressure Range @ Plant Inlet: 350 psig to 475 psig(5)

COBB PROCESSING FACILITY:

The inlet gas delivered to MEA at the Receipt Point shall meet the following specifications:

--------------

     (1) In the event MEA requires a specified temperature, including the 90(degrees)F referred to herein, and Columbia is unable to maintain such specified temperature with Columbia's existing equipment, MEA agrees to pay for any modification of Columbia's existing equipment and normal operating procedures to meet the specified temperature requirement.

     (2)  Unless ambient conditions cause a higher temperature.

     (3)  Unless operating failures do not permit.

     (4)  Unless ambient conditions cause a higher temperature.

     (5) In the event Columbia requires a higher delivery pressure at the plant inlet, MEA shall make the necessary plant equipment changes and Columbia shall reimburse MarkWest, which will in turn reimburse MEA for only the actual, reasonable, documented costs of making the plant equipment changes.

                        9 of General Terms and Conditions

     Temperature:             Columbia will use its reasonable efforts with
                              existing equipment to maintain the lowest temperature operationally practicable

     Maximum Water Content:   saturated at flowing temperature and pressure

     Delivery Pressure Range @ Plant Inlet: 250 psig to 350 psig

At MEA's option, MarkWest will cause Columbia to deliver the inlet gas at the final stage discharge pressure of the Cobb Compressor Station in lieu of the delivery pressure designated above. If MEA exercises this option, MEA shall reimburse Columbia for all costs associated with making the change and all ongoing additional operating costs incurred by Columbia due to this operating mode.

                       10 of General Terms and Conditions

                                    EXHIBIT B

                           RESIDUE GAS SPECIFICATIONS

KENOVA PROCESSING FACILITY:

The Residue Gas delivered by MEA shall meet the following specifications:

Minimum heating value (daily average): 967 Btu/SCF (HHV/dry basis)

Maximum heating value (daily average): 1125 Btu/SCF (HHV/dry basis)

Minimum temperature:                   50 degrees F

Maximum temperature:                   110 degrees F(6)

Maximum water content:                 7 lbs/MMSCF of gas

Maximum allowable pressure drop across the plant: 25 psig(7)

The Residue Gas shall meet, at a minimum, a -20(degrees)F cricondentherm (maximum hydrocarbon dew point). The Residue Gas returned shall have Ninety-Nine and One-Half percent (99.5%) of liquid and solid particles greater than three (3) microns removed at maximum flowing conditions and at all times be commercially free from particulate or other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with the proper operation of the lines, regulators, meters and other equipment of Columbia. MarkWest will accept Residue Gas containing sulfur compounds, total sulfur, mercury, dust, gum and gum-forming constituents, oxygen, nitrogen and total inerts at levels that do not exceed the levels in the inlet gas delivered by MarkWest.

BOLDMAN PROCESSING FACILITY:

The Residue Gas delivered by MEA shall meet the following specifications:

Minimum heating value (daily average): 967 Btu/SCF (HHV/dry basis)

Minimum temperature:                   50 degrees F

Maximum temperature:                   110 degrees F(8)

Maximum water content:                 7 lbs/MMSCF of gas

--------------
     (6)  Unless ambient conditions cause a higher temperature.

     (7) Maximum allowable pressure drop across the plant shall be measured at the Receipt Point and the Redelivery Point. If MEA desires to increase the maximum allowable pressure drop across the plant to greater than 25 psig, then MarkWest will agree to such increase, provided MEA pays for all costs, expenses and labor associated with the upgrading of Columbia's facility and equipment, and any ongoing operating costs and expenses resulting therefrom.

     (8)  Unless ambient conditions cause a higher temperature.


                       11 of General Terms and Conditions

Maximum allowable pressure drop across the plant: 30 psig(9)

The Residue Gas shall meet, at a minimum, a +20(degrees)F cricondentherm (maximum hydrocarbon dew point). The Residue Gas returned shall have Ninety-Nine and One-Half percent (99.5%) of liquid and solid particles greater than three (3) microns removed at maximum flowing conditions and at all times be commercially free from particulate or other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with the proper operation of the lines, regulators, meters and other equipment of Columbia. MarkWest will accept Residue Gas containing sulfur compounds, total sulfur, mercury, dust, gum and gum-forming constituents, oxygen, nitrogen and total inerts at levels that do not exceed the levels in the inlet gas delivered by MarkWest.

COBB PROCESSING FACILITY:

The Residue Gas delivered by MEA shall meet the following specifications:

Minimum heating value (daily average): 967 Btu/SCF (HHV/dry basis)

Maximum heating value (daily average): 1125 Btu/SCF (HHV/dry basis)

Minimum temperature:                   50 degrees F

Maximum temperature:                   110 degrees F(10)

Maximum water content:                 7 lbs/MMSCF of gas

Maximum allowable pressure drop across the plant: 35 psig(11)

The Residue Gas shall meet, at a minimum, a +15(degrees)F cricondentherm (maximum hydrocarbon dew point). The Residue Gas returned shall have Ninety-Nine and One-Half percent (99.5%) of liquid and solid particles greater than three (3) microns removed at maximum flowing conditions and at all times be commercially free from particulate or other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with the proper operation of

--------------
     (9) Maximum allowable pressure drop across the plant shall be measured at the Receipt Point and the Redelivery Point. If MEA desires to increase the maximum allowable pressure drop across the plant to greater than 30 psig, then MarkWest will agree to such increase, provided MEA pays for all costs, expenses and labor associated with the upgrading of Columbia's facility and equipment, and any ongoing operating costs and expenses resulting therefrom.

     (10) Unless ambient conditions cause a higher temperature.

     (11) Maximum allowable pressure drop across the plant shall be measured at the Receipt Point and the Redelivery Point. If MEA desires to increase the maximum allowable pressure drop across the plant to greater than 35 psig, then MarkWest will agree to such increase, provided MEA pays for all costs, expenses and labor associated with the upgrading of Columbia's facility and equipment, and any ongoing operating costs and expenses resulting therefrom. If MEA installs a new plant, that new plant shall be designed with a maximum allowable pressure drop across the plant of 25 psig. In lieu of the maximum heating value specified in Section 5.1 above, the new plant will be designed to process gas to a Btu level that is merchantable in accordance with the provisions of the FERC Gas Tariff and Columbia's standard meter set agreement.


                       12 of General Terms and Conditions
the lines, regulators, meters and other equipment of Columbia. MarkWest will accept Residue Gas containing sulfur compounds, total sulfur, mercury, dust, gum and gum-forming constituents, oxygen, nitrogen and total inerts at levels that do not exceed the levels in the inlet gas delivered by MarkWest.

                       13 of General Terms and Conditions